Exhibit 99.1

Livent Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA

215.299.6000
Livent.com

News Release

Media Contact: Juan Carlos Cruz +1.215.299.6170
Juan.Carlos.Cruz@livent.com
Investor Contact: Daniel Rosen +1.215.299.6208
Daniel.Rosen@livent.com

LIVENT PROVIDES UPDATE ON STATUS OF ITS ARGENTINA OPERATIONS FOLLOWING GOVERNMENT DECREE

PHILADELPHIA, March 23, 2020 - Livent Corporation (NYSE: LTHM) today announced recent developments affecting its lithium production operations in Argentina as a result of the COVID-19 global pandemic.
On March 19, 2020, the government of Argentina enacted an emergency decree ordering a national mandatory quarantine effective from March 20, 2020 through March 31, 2020.  Upon issuance of this government decree, Livent began the process of stopping operations and safely moving employees and contractors off the mountain where the Salar del Hombre Muerto is located. This was a multi-day process, and the Company suspended all its production operations in the Argentinian provinces of Catamarca and Salta as of mid-day on Sunday, March 22, 2020.
On March 20, 2020, the Argentinian government issued a second decree allowing for certain exemptions. Livent believes it qualifies for an exemption under this second decree and is working closely with provincial and federal authorities to be given an authorization that would allow operations to resume. There is no certainty at this time that Livent will receive such an authorization.
In addition, because of the significant practical constraints resulting from actions being taken by authorities around the world in response to the COVID-19 pandemic, the Company has elected to suspend all capital expansion work globally. Livent intends to restart these capital projects as soon as possible and remains committed to its long-term expansion plans.
Paul Graves, president and chief executive officer of Livent said, "We fully support the efforts of health authorities and governments around the world to control the spread of COVID-19. We are doing everything we can to protect our employees and their families and to ensure the safety of our customers, partners and the communities where we operate. We recognize that this is a fluid situation and are

LIVENT PROVIDES UPDATE ON STATUS OF ITS ARGENTINA OPERATIONS FOLLOWING GOVERNMENT DECREE

looking to restart operations in Argentina as soon as we can. We will continue to take steps to maintain our financial flexibility during these uncertain times and are focused on working closely with our customers to meet their needs and minimize any disruption of supply to them.”
Livent will continue monitoring and evaluating developments related to COVID-19 and their impact on its operations. The Company will make further statements as appropriate.

About Livent
For more than six decades, Livent has partnered with its customers to safely and sustainably use lithium to power the world. Livent is one of only a small number of companies with the capability, reputation, and know-how to produce high-quality finished lithium compounds that are helping meet the growing demand for lithium. The company has one of the broadest product portfolios in the industry, powering demand for green energy, modern mobility, the mobile economy, and specialized innovations, including light alloys and lubricants. Livent employs approximately 800 people throughout the world and operates manufacturing sites in the United States, England, India, China and Argentina. For more information, visit Livent.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “anticipates,” “believe,” “believes,” “continue,” “could,” “estimates,” “expect,” “expects,” “forecasts,” “intends,” “is confident that,” “may,” “might,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “will continue to,” “will likely result,” the negative of these terms and other comparable terminology.  These forward-looking statements, which are subject to risks, uncertainties and assumptions about Livent, may include projections of Livent’s future financial performance, Livent’s anticipated growth strategies and anticipated trends in Livent’s business. These statements are only predictions based on Livent’s current expectations and projections about future events.
There are important factors that could cause Livent’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the continuing impacts of the COVID-19 pandemic; a decline in the growth in demand for electric vehicles with high performance lithium compounds; reduced customer demand, or delays in growth of customer demand, for higher performance lithium compounds; volatility in the price for performance lithium compounds; adverse global economic conditions; competition; risks relating to Livent’s planned production expansion and related capital expenditures, including any temporary suspension of our expansion efforts; the potential development and adoption of battery technologies that do not rely on performance lithium compounds as an input; liquidity and access to credit; the success of Livent’s research and development efforts; risks inherent in international operations and sales, including political, financial and operational risks specific to Argentina, China and other countries where Livent has active operations; customer concentration and the possible loss of, or significant reduction in orders from, large customers; failure to satisfy customer quality standards; fluctuations in the price of energy and certain raw materials; employee attraction and retention; union relations; cybersecurity breaches; our ability to protect our intellectual property rights; the lack of proven reserves; legal and regulatory proceedings, including any shareholder lawsuits; compliance with environmental, health and safety laws; changes in tax laws; risks related to our

LIVENT PROVIDES UPDATE ON STATUS OF ITS ARGENTINA OPERATIONS FOLLOWING GOVERNMENT DECREE

separation from FMC Corporation; risks related to ownership of our common stock, including price fluctuations and the lack of dividends; as well as the other factors described under the caption entitled “Risk Factors” in Livent’s 2019 Form 10-K filed with the Securities and Exchange Commission on February 28, 2020, as they may be updated.
Although Livent believes the expectations reflected in the forward-looking statements are reasonable, Livent cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Livent nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Livent is under no duty to update any of these forward-looking statements after the date of this news release to conform its prior statements to actual results or revised expectations.